SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE
COMMISSION ONLY (AS PERMITTED BY
RULE 14A-6(E)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

CENTRAL GARDEN & PET COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party

(4)	Date Filed:

Notes:

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Monday, February 12, 2007, 10:30 A.M.

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders of Central Garden & Pet Company will be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on Monday, February 12, 2007, at 10:30 A.M. for the following purposes:

(1)	To elect seven directors; and

(2)	To transact such other business as may properly come before the meeting.

Only stockholders of record on the books of the Company as of 5:00 P.M., December 15, 2006, will be entitled to vote at the meeting and any adjournment thereof. A complete list of the Company’s stockholders entitled to vote at the meeting will be available for examination by any stockholder for ten days prior to the meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California.

Dated:  December 29, 2006

By Order of the Board of Directors

Stuart W. Booth, Secretary

STOCKHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Central Garden & Pet Company (the “Company”) to be used at the Annual Meeting of Stockholders on February 12, 2007 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and the enclosed form of proxy were first sent to stockholders on or about January 4, 2006.

If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

VOTING SECURITIES

Only stockholders of record on the books of the Company as of 5:00 P.M., December 15, 2006, will be entitled to vote at the Annual Meeting.

As of the close of business on December 15, 2006, there were outstanding 22,163,158 shares of Common Stock of the Company, entitled to one vote per share, and 1,652,262 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. Holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the meeting, including the election of directors.

The holders of a majority of the outstanding shares of the stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

With regard to the election of directors, votes may be cast “For” or “Withhold Authority” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election.

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
William E. Brown	65	Chairman of the Board since 1980. From 1980 to June 2003, Mr. Brown also served as Chief Executive Officer of the Company.	1980

Glenn W. Novotny	59	Chief Executive Officer since June 2003 and President since 1990. Prior to 1990, Mr. Novotny was with Weyerhaeuser Corporation in a variety of capacities.	1990

Brooks M. Pennington III	52	Director of Special Projects for the Company since October 1, 2006. From 1994 through September 30, 2006, Mr. Pennington was the President and Chief Executive Officer of Pennington Seed, Inc., a business which was acquired by the Company in 1998.	1998

John B. Balousek	61	Mr. Balousek served as President and Chief Operating Officer of Foote, Cone & Belding Communications, one of the largest global advertising and communications networks, from 1991 until 1996 and as Chairman and CEO of True North Technologies, a digital and interactive services company affiliated with True North Communications in 1996. Mr. Balousek co-founded and, from 1998 to 1999, served as an Executive Vice President of PhotoAlley.com, a San Francisco company marketing photographic equipment, supplies and services online. Prior to 1991, he held various senior executive management positions with Foote, Cone & Belding Communications and positions in brand management with the Procter & Gamble Company. He also currently serves as a director at web.com, an internet hosting and business services company, and Aptimus, Inc., a performance-based lead generation network.	2001

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
David N. Chichester	61	Partner of Tatum LLC, a financial and technology leadership services firm, since 2004. Mr. Chichester served as the Chief Financial Officer of Starbucks Coffee Japan, Ltd. from 2003 to 2004 and the Senior Vice President Finance of Starbucks Corporation from 2001 to 2003. Mr. Chichester served as Executive Vice President and Chief Financial Officer at Hecklers Online, Inc. during 2000 and at Red Roof Inns, Inc. from 1996 to 1999. Prior to these positions, he held senior management positions in finance at Integrated Health Services, Inc., Marriott Corporation and General Electric Credit Corporation, and served as Vice President-Investment Banking of Warburg Paribas Becker Incorporated and Assistant Vice President at The First National Bank of Chicago. He has also served on the boards of other public and private companies.	2002

Alfred A. Piergallini	60	Consultant with Desert Trail Consulting, a marketing consulting organization, since January 2001 and Chairman of Wisconsin Cheese Group, Inc., a specialty cheese company, since January 2005. From December 1999 to December 2001, Mr. Piergallini served as the Chairman, President and Chief Executive Officer of Novartis Consumer Health Worldwide, a manufacturer, developer and marketer of health-related products, and from February 1999 to December 1999, Mr. Piergallini served as the President and Chief Executive Officer of Novartis Consumer Health North America. From 1989 to 1999, Mr. Piergallini held several senior management positions with Gerber Products Company, including, at various times, the offices of Chairman of the Board, President and Chief Executive Officer. He also currently serves as a director of Comerica Incorporated, a financial services company.	2004

Bruce A. Westphal	66	Chairman of Bay Alarm Company, a security systems company, since 1984. Mr. Westphal is the President of Balco Properties, a real estate development and management company. Mr. Westphal previously served as Chairman of InReach Internet, a provider of internet services. Mr. Westphal was also Chairman of PacWest Telecomm, Inc. from 1994 to 1998.	1999

The Board of Directors unanimously recommends that stockholders vote “FOR” each of the director nominees listed above.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rules 4200 and 4350, the Board of Directors has determined that each of Mr. Balousek, Mr. Chichester, Mr. Piergallini and Mr. Westphal meet the standards of independence established by the NASDAQ.

Committees of the Board

During fiscal 2006, the Board of Directors held 12 meetings and acted by unanimous written consent on a number of occasions. The Company has an Audit Committee and a Compensation Committee but does not have a nominating committee or a committee performing the functions of a nominating committee.

The members of the Audit Committee are Bruce A. Westphal (Chairman), John B. Balousek and David N. Chichester. The Company’s Board of Directors has determined that David N. Chichester qualifies as an audit committee financial expert as set forth in Section 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) and he is independent as such term is defined in the NASDAQ Rules. Among the functions performed by the Audit Committee are to make recommendations to the Board of Directors with respect to the engagement or discharge of the Company’s independent registered public accounting firm, to review with the independent registered public accounting firm the plan and results of the auditing engagement, to review the Company’s system of internal financial and accounting controls, to review the financial statements of the Company, to discuss the Company’s accounting policies, and to make inquiries into matters within the scope of its functions. The Board of Directors has adopted a written Audit Committee Charter. The Audit Committee held 12 meetings during fiscal 2006.

The members of the Compensation Committee are John B. Balousek (Chairman), Bruce A. Westphal and Alfred A. Piergallini. Among the functions performed by the Compensation Committee are to review and make recommendations to the Board of Directors concerning the compensation of the key management employees of the Company and to administer the Company’s equity incentive plan. The Compensation Committee held nine meetings during fiscal 2006.

Attendance at Meetings

During fiscal 2006, there were no members of the Board of Directors who attended fewer than seventy-five percent of the meetings of the Board of Directors and all committees of the Board on which they served.

Compensation of Directors

In fiscal 2006, members of the Board of Directors who are not employees of the Company were paid directors’ fees consisting of $25,000 per year and $1,200 for each Board meeting attended. The chairs of the Audit Committee and the Compensation Committee each received annual retainer fees of $12,000. Directors who attended meetings of the Audit Committee or Compensation Committee received an additional $1,200 for each meeting not held on the same day as a Board meeting.

Each director receives $500 for participation in each telephonic meeting of the Board of Directors, the Audit Committee or the Compensation Committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,000 for each day spent attending subsidiary and division management meetings and conducting plant and facility visits.

Under the Nonemployee Director Equity Incentive Plan, Messrs. Balousek, Chichester, Westphal and Piergallini were each granted on the date of the 2006 Annual Meeting of Stockholders options to purchase

2,896 shares of Common Stock (determined by dividing $140,000 by the fair market value of a share of Common Stock on the date of the 2006 Annual Meeting) and a restricted stock grant for 311 shares with a market value of $15,000.

Set forth below is a summary of the compensation paid during fiscal 2006 to those of the Company’s directors who are not also executive officers whose compensation is disclosed in the Summary Compensation Table on page 7.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation	Total ($)
John B. Balousek	$74,300	$15,000	$31,624	—	—	—	$120,924

David N. Chichester	$67,800	$15,000	$31,624	—	—	—	$114,424

Alfred A. Piergallini	$57,800	$15,000	$31,624	—	—	—	$104,424

Bruce A. Westphal	$64,300	$15,000	$31,624	—	—	—	$110,924

(1)	As of the end of fiscal 2006, Mr. Balousek held 3,384 shares, Mr. Chichester held 1,663 shares, Mr. Piergallini held 2,838 shares and Mr. Westphal held 9,084 shares.

(2)	Represents the grant date fair value estimated using the Black-Scholes option valuation model. As of the end of fiscal 2006, Mr. Balousek, Mr. Chichester, Mr. Piergallini and Mr. Westphal each held options to purchase 8,153 shares, 5,457 of which were then exercisable.

Director Nominations

Due to the limited size of the Board, the Board has determined that it is not appropriate at this time to establish a separate nominating committee. As such, the Board as a whole fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. At a minimum, the Chairman of the Board, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management will also interview each candidate as requested by the Chairman. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors.

A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 4200(a)(15). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, some of which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer.

The Board will consider any director candidate recommended by security holders, provided that the candidate satisfies the minimum qualifications for directors as established from time to time by the Board. To be considered, stockholders must submit recommendations to the Company’s secretary for consideration by the Board no later than 120 days before the annual meeting of stockholders. To date, the Board has not received any recommended nominees for consideration at the Annual Meeting from any non-management stockholder or group of stockholders that beneficially owns five percent or more of the Company’s voting stock.

When the need arises, the Company has engaged and intends to continue to engage independent search firms and consultants to identify potential director nominees and assist the Board in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Chairman of the Board.

All of the nominees included on this year’s proxy card are directors standing for re-election.

Stockholder Communications with Directors

The Board welcomes communications from the Company’s stockholders. Stockholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director care of the Company’s offices is forwarded by the Company to the addressee without review by management.

The Company encourages, but does not require, the members of its Board of Directors to attend its annual meetings of stockholders. All members of the Board attended the 2006 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

Set forth below is the compensation paid during fiscal 2004, 2005 and 2006 to the Company’s Chief Executive Officer and the five other most highly compensated executive officers of the Company who were executive officers on September 30, 2006.

SUMMARY COMPENSATION TABLE

		Annual Compensation							Long-Term Compensation Awards				All Other Compen- sation
Name and Principal Position	Fiscal Year	Salary		Bonus			Other Annual Compensation (1)		Restricted Stock Awards (2)			Securities Underlying Options(#)
Glenn W. Novotny President and Chief Executive Officer	2006 2005 2004	$ $ $	700,000 659,410 629,192	$ $	(3) 500,000 410,000		$3,506 — —	(5)		$1,670,000 — —	(6)	25,000 24,000 25,000	$ $ $	3,750 4,200 2,375	(4) (4) (4)

William E. Brown Chairman	2006 2005 2004	$ $ $	409,994 409,994 409,994	$ $	(3) 270,000 260,000	(7)	— — —			— — —		14,000 14,000 15,000	$ $ $	2,375 2,375 2,375	(4) (4) (4)

Stuart W. Booth Executive Vice President And Chief Financial Officer	2006 2005 2004	$ $ $	360,731 347,258 335,789	$ $	(3) 185,000 160,000		— — —		$	— 383,600 —	(8)	13,000 10,000 15,000	$ $ $	3,750 4,200 3,250	(4) (4) (4)

Brooks M. Pennington III Chief Executive Officer of Pennington Seed, Inc.(9)	2006 2005 2004	$ $ $	360,072 352,932 336,134	$ $	(3) 100,000 65,978		— — —			— — —		12,000 9,000 13,000	$ $ $	6,262 7,374 7,252	(10) (11) (12)

Bradley P. Johnson President of Garden Division(13)	2006 2005 2004		$389,423 — —		$250,000 — —	(14)	— — —			$835,000 — —	(15)	20,000 — —		$488,314 — —	(16)

James V. Heim President of Pet Products Division(17)	2006 2005 2004	$ $ $	415,193 375,000 23,077		$(3) 215,000 —		$160 — —	(5)	$	— — 471,300	(18)	15,000 — 20,000	$ $	3,750 686 —	(4) (4)

(1)	While the named executive officers enjoyed certain perquisites for fiscal years 2004, 2005 and 2006, these did not exceed the lesser of $50,000 or 10% of each officer’s salary and bonus.

(2)	As of September 30, 2006, the named executive officers did not hold any shares of restricted stock other than those awarded in fiscal 2004, 2005 and 2006, as disclosed in this table.

(3)	Fiscal 2006 bonus amounts have not been determined as of the date of this proxy statement. The Company will file a Form 8-K within four business days of the determination of bonuses for fiscal 2006.

(4)	Represents the matching contribution which the Company made on behalf of the executive officer to the Company’s 401(k) Plan.

(5)	Consists of above-market interest paid by the Company on the executive’s prior deferred earnings.

(6)	Mr. Novotny was awarded 40,000 shares of restricted stock on November 7, 2005. The closing price of the Company’s unrestricted Common Stock on such date was $41.75. The shares will vest, and the restrictions will lapse, as to 20% of the shares on November 7, 2008 and on the anniversary of that date in each of the four years following thereafter, conditioned upon Mr. Novotny’s continued employment with the Company. The closing price of the Company’s Common Stock as of the last trading day of fiscal 2006 was $48.26, which equates to a market value for the 40,000 shares (assuming such shares were unrestricted) of $1,930,400. The restricted stock award is entitled to dividends to the extent any are paid by the Company.

(7)	Mr. Brown was awarded a $300,000 bonus for fiscal 2005 in January 2006 but waived receipt of $30,000 of such bonus.

(8)	Mr. Booth was awarded 10,000 shares of restricted stock on December 9, 2004. The closing price of the registrant’s unrestricted Common Stock on such date was $38.36. The shares will vest, and the restrictions will lapse, as to 20% of the shares on December 9, 2007 and on the anniversary of that date in each of the four years following thereafter, conditioned upon Mr. Booth’s continued employment with the Company. The closing price of the Company’s Common Stock as of the last trading day of fiscal 2006 was $48.26, which equates to a market value for the 10,000 shares (assuming such shares were unrestricted) of $482,600. The restricted stock award is entitled to dividends to the extent that any are paid by the Company.

(9)	As of October 1, 2006, Mr. Pennington is no longer an executive officer of the Company.

(10)	Includes a $5,002 matching contribution that the Company made on behalf of the executive officer to Pennington Seed’s 401(k) Plan and $1,260 paid under Pennington Seed’s profit-sharing plan.

(11)	Includes a $3,504 matching contribution that the Company made on behalf of the executive officer to Pennington Seed’s 401(k) Plan and $3,870 paid under Pennington Seed’s profit-sharing plan.

(12)	Includes a $3,519 matching contribution that the Company made on behalf of the executive officer to Pennington Seed’s 401(k) Plan and $3,733 paid under Pennington Seed’s profit-sharing plan.

(13)	Mr. Johnson became President of the Company’s Garden Group effective November 7, 2006.

(14)	Pursuant to his employment agreement with the Company, Mr. Johnson was paid a transition fee of $250,000 upon the commencement of his employment with the Company. Mr. Johnson is also guaranteed a minimum annual bonus for fiscal 2006 equal to $225,000, prorated from the first start of his employment. Mr. Johnson’s total bonus amount for fiscal 2006 has not yet been calculated.

(15)	Mr. Johnson was awarded 20,000 shares of restricted stock on November 7, 2005. The closing price of the registrant’s unrestricted Common Stock on such date was $41.75. The shares will vest, and the restrictions will lapse, as to 25% of the shares on November 7, 2006 and on the anniversary of that date in each of the three years following thereafter, conditioned upon Mr. Johnson’s continued employment with the Company. The closing price of the Company’s Common Stock as of the last trading day of fiscal 2006 was $48.26, which equates to a market value for the 20,000 shares (assuming such shares were unrestricted) of $965,200. The restricted stock award is entitled to dividends to the extent that any are paid by the Company.

(16)	Includes $314,099 of moving and relocation expenses and $174,215 paid as reimbursement of the increased interest cost associated with Mr. Johnson’s new primary residence in California.

(17)	Mr. Heim was appointed President of the Company’s Pet Products Division in August 2004.

(18)	Mr. Heim was awarded 15,000 shares of restricted stock on August 20, 2004. The closing price of the Company’s unrestricted Common Stock on such date was $31.42. The shares will vest, and the restrictions will lapse, as to 25% of the shares on August 20, 2006 and on the anniversary of that date in each of the three years following thereafter, conditioned upon Mr. Heim’s continued employment with the Company. The closing price of the Company’s Common Stock as of the last trading day of fiscal 2006 was $48.26 which equates to a market value for the 15,000 shares (assuming such shares were unrestricted) of $723,900. The restricted stock award is entitled to dividends to the extent any are paid by the Company.

The following table sets forth certain information regarding stock options granted during fiscal 2006 to the executive officers named in the Summary Compensation Table. None of such persons received awards of stock appreciation rights during fiscal 2006.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price(2)	Expiration Date

					5%	10%
Glenn W. Novotny	25,000	4.1%	$45.44	12/14/2013	$542,389	$1,299,117
William E. Brown	14,000	2.3%	$45.44	12/14/2013	$303,738	$727,505
Stuart W. Booth	13,000	2.1%	$45.44	12/14/2013	$282,042	$675,541
Brooks M. Pennington III	12,000	2.0%	$45.44	12/14/2013	$260,347	$623,576
Bradley P. Johnson	20,000	3.3%	$42.00	11/07/2011	$285,680	$648,111
James V. Heim	15,000	2.5%	$45.44	12/14/2013	$325,434	$779,470

(1)	The options granted to each of Messrs. Novotny, Brown, Booth, Pennington and Heim vest in increments of 20% upon each of the third, fourth, fifth, sixth and seventh anniversaries of the grant date. The options granted to Mr. Johnson vest in increments of 25% upon each of the second, third, fourth and fifth anniversaries of the grant date. Under the terms of the Company’s 2003 Omnibus Equity Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2)	All options were granted at fair market value at date of grant.

(3)	Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock’s current market value) set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company’s stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock as well as the optionholder’s continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

The following table sets forth certain information with respect to stock options exercised during fiscal 2006 and stock options held by each of the executive officers named in the Summary Compensation Table as of September 30, 2006. The closing price of the Company’s Common Stock on the last trading day of the fiscal year was $48.26 per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

	Shares Acquired On Exercise(#)	Value Realized	Number of Securities Underlying Unexercised Options at FY-End(#)	Value of Unexercised In-the-Money Options at FY-End
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Glenn W. Novotny	25,000	$597,350	45,000/129,000	$1,263,700/$3,139,620
William E. Brown	25,000	$547,000	15,000/28,000	$332,700/$175,000
Stuart W. Booth	43,000	$1,374,690	15,000/38,000	$332,700/$531,260
Brooks M. Pennington III	32,500	$743,760	0/69,000	$0/$1,823,040
Bradley P. Johnson	—	—	0/20,000	$0/$125,200
James V. Heim	—	—	5,000/30,000	$85,050/$297,450

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 30, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,631,361	(1)	$35.09	3,646,559	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	1,631,361	(1)	$35.09	3,646,559	(2)

(1)	Includes 1,380,749 shares issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan, 218,000 shares issuable upon exercise of options granted under the 1993 Omnibus Equity Incentive Plan and 32,612 shares issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)	Includes 3,553,031 shares available for issuance under the 2003 Omnibus Equity Incentive Plan and 93,528 shares available for issuance under the Nonemployee Director Equity Incentive Plan.

Employment Arrangements

Pursuant to a Nonqualified Deferred Compensation Agreement dated effective as of June 19, 2002 between Mr. Novotny and the Company, Mr. Novotny had the right (subject to the approval of the Compensation Committee) to defer receipt of a certain portion of his compensation, with such deferred compensation to be credited with investment return or loss in accordance with the performance of a measuring investment fund or funds. On December 14, 2005, the Board of Directors approved the amendment and restatement of this agreement (as so amended and restated, the “Deferred Compensation Plan”) and its expansion to additional employees of the Company. Pursuant to the Deferred Compensation Plan, eligible employees of the Company including Mr. Novotny may elect to defer receipt of a percentage of their base salary and/or incentive bonuses until a future date or dates. Compensation deferred pursuant to this Plan will be credited with investment return or loss in accordance with the performance of a measuring investment fund or funds.

The Company and Mr. Novotny entered into a Post Employment Consulting Agreement on November 7, 2005. This agreement provides that, in the event Mr. Novotny’s employment with the Company terminates, for a period of twenty-four (24) months thereafter Mr. Novotny will be available approximately 10 hours per month to provide strategic advice and counsel to the Company for a base fee of $5,000 per month, subject to adjustment. This agreement contains confidentiality and non-competition provisions.

The Company and Mr. Booth entered into a Post Employment Consulting Agreement on December 9, 2004. This agreement provides that, in the event Mr. Booth’s employment with the Company terminates, for a period of twenty-four (24) months thereafter Mr. Booth will be available approximately 10 hours per month to provide strategic advice and counsel to the Company for a base fee of $2,500 per month, subject to adjustment. This agreement contains confidentiality and non-competition provisions.

On April 10, 2006, the Company and Brooks M. Pennington III entered into a Modification and Extension of the Employment and Non-Compete Agreement dated February 27, 1998, as amended June 2, 2003. This modified and extended agreement provides that effective October 1, 2006, Mr. Pennington would resign as President and CEO of Pennington Seed, Inc. and would thereafter serve as Director of Special Projects for the Company until February 28, 2011. In this position, Mr. Pennington will be expected to work a maximum of 650 hours per year for a base salary of $100,000 annually.

On July 9, 2004, the Company entered into an Employment Agreement with James V. Heim. This employment agreement provides that Mr. Heim will serve as President of the Company’s Pet Products division at an annual minimum salary of $375,000. He is also eligible for an annual bonus, targeted at 50% of base compensation with a maximum payout of 100%, subject to his and the Company’s performance. The agreement terminates in August 2007, unless terminated earlier for his dismissal with cause, death or disability. If the Company terminates Mr. Heim without cause, he will continue to receive the compensation and benefits provided thereunder for the remaining term of the agreement.

On September 30, 2005, the Company entered into an Employment Agreement with Bradley P. Johnson. This employment agreement, which has a term of five years, provides that Mr. Johnson will serve as President of the Company’s Garden Group at an annual salary of $450,000. He is also eligible for an annual bonus, targeted at 50% of base compensation with a maximum payout of 100%, subject to his and the Company’s performance. For fiscal 2006, Mr. Johnson’s bonus is guaranteed at the 50% level. Mr. Johnson is also entitled to a transition fee of $250,000 payable upon his start of employment and $250,000 payable upon the first anniversary of his employment. This transition fee is subject to repayment if Mr. Johnson does not remain employed by the Company for at least two years. The Company will also reimburse Mr. Johnson for certain relocation expenses and for a portion of the difference in the interest costs associated with a new home in the Walnut Creek, California area and his previous home. If the Company terminates Mr. Johnson other than for cause, he will continue to receive compensation and benefits for one year. If Mr. Johnson terminates his employment for Material Breach (as defined in the agreement), he will continue to receive compensation and benefits for one year. The agreement terminates in November 2010, unless terminated earlier for his dismissal with cause, death or disability.

Compensation Committee Interlocks and Insider Participation

Messrs. Westphal, Balousek and Piergallini served as members of the Compensation Committee during fiscal 2006. They have no relationship with the Company other than as directors and stockholders. During fiscal 2006, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

Transactions with the Company

Brooks M. Pennington III, a director of the Company standing for re-election, is a minority shareholder and a director of Bio Plus, Inc., a company that produces granular peanut hulls. During the twelve months ended September 30, 2006, Bio Plus, Inc.’s total revenues were approximately $5.3 million, of which approximately $1.5 million were derived from sales to subsidiaries of the Company. As of September 30, 2006, the Company owed Bio Plus, Inc. approximately $52,000 for such purchases.

AUDIT COMMITTEE REPORT

ON AUDITED FINANCIAL STATEMENTS

The Audit Committee of the Board of Directors consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter, a copy of which was attached as Appendix A to the proxy statement for the 2005 Annual Meeting of Stockholders.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for fiscal 2006 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees.

In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

December 29, 2006	Audit Committee

BRUCE A. WESTPHAL, Chairman JOHN B. BALOUSEK DAVID N. CHICHESTER

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

To the Board of Directors:

As members of the Compensation Committee, it is our duty to determine the compensation for officers and directors and to administer the Company’s equity incentive plans. In addition, we evaluate the performance of management and related matters.

Overview

The Company uses three primary tools to compensate executives. They are base salary, cash bonus and equity compensation. Together they combine to provide an executive’s total compensation package. The Company does not provide benefits or perquisites of significant value to its executives. The Company views base salary as a primary indicator of the market value needed to attract and retain an executive with the skill and expertise to perform the duties and discharge the responsibilities of the position. Cash bonus is principally seen as a means of rewarding superior job performance and enhancing base salary to the extent necessary to meet current market value, and the Company utilizes restricted stock and stock options as a means of linking executives’ long-term benefits to the rate of return received by stockholders. The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve the best possible long-term financial results for the Company and its stockholders.

Process

As described below, the Compensation Committee uses surveys and reports prepared by compensation consulting firms to assist us in understanding the compensation levels and pay structure at peer group companies. The Company’s compensation is generally targeted within the broad range of compensation paid by the peer group, however, we use our judgment to determine specific pay levels necessary to attract and retain executive talent. In exercising this judgment, we look beyond the market data and place significant weight on individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

With respect to the compensation of Glenn W. Novotny, the Company’s Chief Executive Officer, we receive and consider the recommendation of William E. Brown, the Company’s Chairman, as part of our process of determining Mr. Novotny’s salary, bonus potential, actual bonus and equity compensation. Mr. Novotny does not make recommendations for his own compensation. In addition, Mr. Brown is invited to attend portions of many of the meetings of the Compensation Committee, although he does not vote with the Compensation Committee. With respect to the Company’s other executive officers, we receive and consider the recommendations of Mr. Brown and Mr. Novotny and consult with the Company’s Vice President of Human Resources as part of our process of determining compensation. Other than as described herein, other executive officers have no role in making decisions regarding compensation of our executive officers.

The Compensation Committee determines base salary and bonus potential as of each officer’s hire date, and we reconsider both elements on or about each anniversary of that hire date. We generally determine officers’ annual cash bonus in December or January of the succeeding fiscal year. We generally grant each officer a certain number of stock options upon his or her hire date and grant additional awards on an annual basis after the Company’s financial results for that fiscal year are announced. We generally do not grant, and have not in the past fiscal year granted, bonuses or equity compensation to officers on a “one-off” basis or outside of the standard schedule.

Compensation Consultants and Benchmarking

During 2006, the Company retained the services of Towers Perrin, a compensation consulting firm, to assist Mr. Brown and Mr. Novotny in formulating their recommendations regarding executive compensation. The

Compensation Committee also received the report of that compensation consultant and used it to assist us in determining the market value compensation for the executive officers. Survey data, coupled with performance-based peer group evaluations, were used to help determine competitive short and long-term awards for executives.

Allocation and Amount

As mentioned above, the Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual cash bonus) and long-term incentive compensation (comprised of stock options and, in some cases, restricted stock grants). The Company views base salary and the annual bonus target as an essential part of attracting and retaining executive officers and thus we set both at a level that we believe are necessary to attract and retain top executives. However, the Company believes, based on market data and actual experience, that equity incentive compensation is an essential factor in recruiting top executives and in driving superior performance.

The use and relative weights of base salary, cash bonus and equity compensation is based on a subjective determination by the Compensation Committee of the effectiveness of each in supporting the Company’s business and talent strategies, as well as the prevalence, weight and value of these elements for executives at other companies. Generally, the Compensation Committee views the various elements of compensation as part of one overall package, and uses tally sheets setting forth all components of compensation, including dollar amounts for salary, bonus and perquisites and the value of unexercised stock options and restricted stock awards, to assist us in balancing the elements.

When making compensation decisions, the Compensation Committee considers the issue of internal pay equity between the compensation of other Company officers compared to the compensation of the Chief Executive Officer. We also consider issues relating to the tax and accounting treatment of various forms of compensation and, with respect to equity compensation, we give serious consideration to the amount of dilution caused by grants of equity compensation. Our Company is focused on limiting dilution to the extent practicable, and we make our decisions with that goal in mind.

Salary and Cash Bonus

The Compensation Committee determines the actual amount of cash bonus awarded to each officer primarily by considering the financial results of the Company for the given year and such officer’s individual performance and contribution to the Company. We do not use a pre-determined formula to calculate any officer’s bonus compensation and have full discretion to determine annual bonuses.

The Company does not have a policy regarding the recovery or adjustment of awards based on Company performance if the relevant financial measures are restated. In such event, the Compensation Committee would consider whether it is appropriate to seek recovery of previously paid awards or adjust future awards appropriately.

Stock Options

The Compensation Committee determines the size of executive officers’ initial hire option grants with primary consideration towards making the offer of employment market competitive. The size of annual option grants to officers is determined after giving consideration to market factors, the officer’s performance over the fiscal year, awards previously granted to the officer, such officer’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the officer’s outstanding awards, comparison of individual awards between executives and in relation to other compensation elements, stockholder dilution, and total accounting expense.

Stock options granted during fiscal year 2006 had an exercise price equal to fair market value on the date of the grant. Stock options granted to executive officers typically vest in tranches beginning two or more years after the date of grant, with the specific vesting terms determined by the Compensation Committee at the time of grant. Executives must be employed by the Company at the time of vesting to exercise the options.

The Company does not have a program or practice of timing option grants in connection with the release of material non-public information except to the extent that it typically makes its annual option grants within a reasonable amount of time after the release of the Company’s fiscal year earnings announcement.

Restricted Stock

The Company has historically utilized stock options as the principal means of providing its executive officers with equity incentive compensation. However, in the past several years the Company has made grants of restricted stock to several executive officers in connection with arrangements providing for a post-termination consulting relationship with the Company and their entry into significant confidentiality and non-competition agreements. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Compensation Committee. The Compensation Committee has the authority to accelerate the time at which any restrictions lapse, and/or remove any restrictions, on previously granted restricted stock.

The Compensation Committee is currently giving serious consideration to increasing the overall use of restricted stock (and decreasing the use of stock options) as a means of providing equity compensation to executive officers. The Compensation Committee’s decision in this regard will depend upon a number of factors, including the practices of other companies with which the Company competes for talent.

Compensation of Chief Executive Officer

During fiscal 2006, the Company’s Chief Executive Officer, Glenn W. Novotny, received a base salary of $700,000. Based on the Compensation Committee’s knowledge of market wages for chief executive officers of comparable public companies, as of December 14, 2006, we increased Mr. Novotny’s annual base salary to $735,000. In January 2006 and based on the Company’s performance in fiscal 2005, we paid a bonus of $500,000 in respect of fiscal 2005 to Mr. Novotny. Mr. Novotny had a target bonus of 75% of his salary with respect to fiscal 2005, thus his actual bonus represented 101% of his bonus potential. We determined to grant this bonus after giving consideration to Mr. Novotny’s individual performance and specific elements of the Company’s financial performance in fiscal 2005, including its increase in earnings per share, return on equity, return on investments and return on net assets. In addition, Mr. Novotny received a grant of 40,000 shares of restricted stock in November 2005 in connection with his entry into agreements with the Company containing confidentiality and noncompetition provisions. For fiscal 2006, Mr. Novotny had a target bonus of 75% of his salary, however, the Compensation Committee has not yet determined the amount of Mr. Novotny’s actual bonus with respect to fiscal 2006.

Stock Ownership Requirements

The Company does not have any stock ownership requirements, guidelines or expectations or any policies regarding hedging the risk of stock ownership.

Post-Employment Arrangements

Mr. Novotny and Mr. Booth are each party to a Post-Employment Consulting Agreement pursuant to which each has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Mr. Novotny will receive $5,000 per month for such two year period while Mr. Booth will receive $2,500 per month for such consulting services. These agreements contain confidentiality and non-competition provisions.

Pursuant to Mr. Heim’s employment agreement, if Mr. Heim is terminated without cause he will be entitled to continue to receive the compensation and benefits provided for in his employment agreement through the end of its term. Mr. Heim’s employment agreement expires on August 20, 2007.

Pursuant to Mr. Johnson’s employment agreement, if the Company terminates Mr. Johnson without cause, or if Mr. Johnson terminates his employment because of a material breach by the Company, Mr. Johnson will continue to receive the compensation and benefits provided for in his employment agreement for one year. Mr. Johnson’s employment agreement expires on November 7, 2010.

Benefits and Perquisites

In addition to qualified retirement plans and nonqualified deferred compensation and supplemental retirement plans available to employees generally, the Company provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full time employees. The Company pays for leased automobiles for Mr. Novotny and Mr. Booth, provides Mr. Heim and Mr. Johnson with automobile allowances, and allows Mr. Brown the use of a Company automobile. The Company also pays for a club membership for Mr. Novotny.

Accounting and Tax Treatment

In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, we believe that it is important to retain maximum flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, we will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. We will of course consider alternative forms of compensation, consistent with the Company’s compensation goals, that preserve deductibility.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer or any of the four other most highly compensated executive officers unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. To date, the Company’s compensation plans have generally not been designed to permit us to grant awards that qualify for deductibility under Section 162(m).

We continue to subscribe to the philosophy that the Company’s overall performance and its return to stockholders will be the primary areas of consideration when rewarding the Company’s top executives. It is our goal to ensure that our executives are paid competitively with the market and are rewarded for performance that benefits the stockholders.

December 29, 2006	Compensation Committee

JOHN B. BALOUSEK, Chairman BRUCE A. WESTPHAL ALFRED A. PIERGALLINI

PERFORMANCE GRAPH

The following graph compares the percentage change in the Company’s cumulative total stockholder return on its Common Stock for the period from September 29, 2001 to September 30, 2006 with the cumulative total return of the NASDAQ Composite (U.S.) Index and the Dow Jones Non-Durable Household Products Index, a peer group index consisting of approximately 30 manufacturers and distributors of household products.

The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, the possible future performance of the Company’s Common Stock.

	9/29/01	9/28/02	9/27/03	9/25/04	9/24/05	9/30/06
Central Garden & Pet Company	$100.00	$203.11	$301.53	$374.41	$531.02	$581.38
Dow Jones Household Products	$100.00	$117.78	$122.15	$149.16	$158.38	$176.49
Nasdaq Composite (US)	$100.00	$81.58	$124.43	$134.14	$153.88	$164.60

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table indicates, as to each director, each named executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any class of the Company’s voting stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 1, 2006.

	Shares Beneficially Owned as of December 1, 2006
Beneficial Owner(1)	Number of Class B Shares	Number of Common Shares		Percent(2)	Percent of Total Voting Power(3)
William E. Brown	1,600,459	83,983	(4)	7.1%	41.6%
Brooks M. Pennington III(5)	—	261,032	(6)	1.1%	*
Glenn W. Novotny	—	166,148	(7)	*	*
James V. Heim	—	20,000	(8)	*	*
Stuart W. Booth	—	25,000	(9)	*	*
John B. Balousek	—	8,841	(10)	*	*
Bruce A. Westphal	—	21,049	(11)	*	*
David N. Chichester	—	7,120	(12)	*	*
Alfred A. Piergallini	—	8,295	(13)	*	*
Bradley P. Johnson	—	20,000		*	*
All directors and executive officers as a group (ten persons)	1,600,459	621,468		9.3%	42.9%

TimesSquare Capital Management, LLC(14)	—	1,486,786		6.2%	3.8%

(*)	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597.

(2)	Represents the number of shares of Class B Stock and Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock and Common Stock outstanding.

(3)	Represents the percentage of the voting power of each stockholder after giving effect to the disparate voting rights between the Class B Stock and Common Stock. The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast.

(4)	Includes 15,000 shares issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2006 and 8,000 shares owned by his spouse. Mr. Brown disclaims beneficial ownership of the 8,000 shares held by his spouse.

(5)	The address of Mr. Pennington is 1280 Atlanta Highway, Madison, Georgia 30650.

(6)	Includes 49,040 shares held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 56,644 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(7)	Includes 45,000 shares issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2006.

(8)	Includes 5,000 shares issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2006.

(9)	Includes 15,000 shares issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2006.

(10)	Includes 5,457 shares issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2006.

(11)	Includes 6,508 shares held by a limited partnership of which Mr. Westphal is general partner and 5,457 shares issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2006. Mr. Westphal disclaims beneficial ownership of the 6,508 shares held by the limited partnership, except to the extent of his pecuniary interest therein.

(12)	Includes 5,457 shares issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2006.

(13)	Includes 5,457 shares issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2006.

(14)	The address of TimesSquare Capital Management, LLC (“TimesSquare”) is Four Times Square, 25th Floor, New York, New York 10036. TimesSquare has sole voting power over 1,331,832 shares and dispositive power over 1,486,786 shares of the Company’s capital stock. The foregoing information is solely from a Form 13F reflecting beneficial holdings of the Company’s capital stock as of September 30, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from September 25, 2005 to September 30, 2006 all filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with, except for late filings made by William E. Brown, who filed a Form 4 on December 19, 2005 to report an option grant made on December 14, 2005, Glenn W. Novotny, who filed a Form 4 on April 19, 2006 to report the exercise of options on April 13, 2006 and the sale of the underlying Common Stock on April 17, 2006, and Bruce A. Westphal, who filed a Form 4 on August 10, 2006 to report an option exercise and same-day sale of Common Stock on August 7, 2006 and who reported on a Form 5 several purchases and sales of Common Stock mistakenly made by his financial planner.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2006 and has been selected to serve as the Company’s independent registered public accounting firm for fiscal 2007. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 24, 2005	September 30, 2006
Audit fees	$3,530,000	$3,623,000
Audit-related fees	104,000	48,000
Tax fees	4,000	4,000
All other fees	150,000	272,000

Audit Fees

The audit fees for the fiscal years ended September 24, 2005 and September 30, 2006, respectively, were for professional services rendered for the audits of the Company’s consolidated financial statements, statutory and subsidiary audits, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit-Related Fees

The audit-related fees as of the fiscal years ended September 24, 2005 and September 30, 2006 were primarily related to consultation and assistance with Sarbanes-Oxley compliance, potential acquisitions, registration statements and employee benefit plan audits.

Tax Fees

Tax fees as of the fiscal years ended September 24, 2005 and September 30, 2006 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning and tax advice, including assistance with and representation in tax audits and appeals, advice related to mergers and acquisitions, tax services for employee benefit plans, and requests for rulings or technical advice from tax authorities.

All Other Fees

All other fees for the years ended September 24, 2005 and September 30, 2006 were primarily for services associated with various legal matters.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to management. The Audit Committee pre-approved fees for all non-audit services provided by the independent registered public accounting firm in fiscal 2006.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, as amended, was filed as Exhibit 14 to the Company’s annual report on Form 10-K for the fiscal year ended September 24, 2005.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal for action at the Company’s annual meeting in 2008 and wishes to have such proposal set forth in management’s proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before August 31, 2007. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, Attention: Corporate Secretary.

If a stockholder intends to submit a proposal at the Company’s annual meeting in 2008, which proposal is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than November 20, 2007. If such a stockholder fails to submit the proposal by such date, the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in 2008.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Stockholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: December 29, 2006

By Order of the Board of Directors

Stuart W. Booth, Secretary

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CENTRAL GARDEN & PET COMPANY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS FEBRUARY 12, 2007

The undersigned hereby appoints William E. Brown, Glenn W. Novotny and Stuart W. Booth or any of them, each with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of CENTRAL GARDEN & PET COMPANY to be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on February 12, 2007, at 10:30 A.M., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

(Continued, and to be marked, dated and signed, on the reverse side)

(Continued from other side)

This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of the directors listed below.	Please Mark Here for Address Change or Comments	☐

1. ELECTION OF DIRECTORS:
FOR all nominees listed (except as indicated)	WITHHOLD authority to vote for all nominees listed	2. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.
☐	☐			I plan to attend the meeting

Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.

William E. Brown, Glenn W. Novotny, Brooks M. Pennington III, John B. Balousek,
David N. Chichester, Alfred A. Piergallini and Bruce A. Westphal

			STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.	☐

Signature(s)	Date
The signature should correspond exactly with the name appearing on the certificate evidencing your stock. If more than one name appears, all should sign. Joint owners should each sign personally.